EXHIBIT 99.1

ENTRAVISION COMMUNICATIONS CORPORATION ENTERS INTO DEFINITIVE

AGREEMENT WITH LAMAR ADVERTISING COMPANY FOR SALE OF OUTDOOR

ADVERTISING OPERATIONS

SANTA MONICA, CALIFORNIA – February 28, 2008 – Entravision Communications Corporation (NYSE: EVC) today announced that the Company has entered into a definitive agreement with Lamar Advertising Company for the sale of its outdoor advertising operations for a total consideration of $100 million in cash. Entravision’s outdoor advertising operations operate under the name Vista Media and primarily consist of approximately 10,600 advertising faces in New York and Los Angeles, the two largest advertising markets in the United States. The transaction is subject to customary closing requirements.

Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “The sale of our outdoor operations reflects our commitment to unlock value for our shareholders and our focus on operating Spanish-language television and radio stations in the nation’s fastest-growing and most densely populated U.S. Hispanic markets. The proceeds will strengthen our ability to invest in our core television and radio businesses, and will improve our financial flexibility as we review all options for putting our cash to work, including strategic acquisitions and potentially returning capital to shareholders.”

Citigroup and Moelis & Company acted as financial advisors to Entravision on the sale of its outdoor advertising operations.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and/or operated radio stations. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi/Joe Lobello

Brainerd Communicators, Inc.

212-986-6667